UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

A.C. Moore Arts & Crafts, Inc.
 (Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 768-4930

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective September 18, 2008, A.C. Moore Arts & Crafts, Inc. and its subsidiaries (the “Company” or “A.C. Moore”) entered into with Wachovia Bank, National Association (“Wachovia”), the lender on the Company’s mortgages on its corporate offices and distribution center and its line of credit, a promissory note and loan modification agreement (the “loan modification”). Pursuant to the loan modification, the parties agreed that the Company’s quarterly income will be calculated excluding (i) the provisions of FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets,” in an amount not to exceed $2.0 million, and (ii) the provisions of FAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” in an amount not to exceed $7.0 million.

The interest rate is calculated based on the Company’s debt service coverage ratio (as defined in the Amended and Restated Loan Agreement relating to the mortgages and the line of credit). The loan modification changed the matrix for determining margin as follows: (i) if the debt service coverage ratio is greater than 1.75, the interest rate will be LIBOR plus 0.65%, (ii) if the debt service coverage ratio is greater than 1.50 and less than or equal to 1.75, the interest rate will be LIBOR plus 0.85%, (iii) if the debt service coverage ratio is greater than 1.35 and less than or equal to 1.50, the interest rate will be LIBOR plus 1.10%, and (iv) if the debt service coverage ratio is greater than 1.25 and less than or equal to 1.35, the interest rate will be LIBOR plus 1.35%.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 24, 2008 (the “effective date”), A.C. Moore entered into an amended and restated employment letter (the “letter agreement”) with Michael G. Zawoysky to serve as the Company’s Executive Vice President and Chief Financial Officer. The material terms of the letter agreement with Mr. Zawoysky are described below.

Mr. Zawoysky, 51, has served as the Company’s Vice President of Financial Planning and Analysis since March 2007 and Acting Chief Financial Officer since June 2008. Previously, he served in various positions with Foot Locker, Inc., the national specialty athletic retailer, most recently as Executive Vice President and Chief Financial Officer of Foot Locker Europe from April 2004 to September 2006, Chief Operating Officer of FootLocker.com. from March 2003 to April 2004 and Chief Financial Officer of FootLocker.com from November 2000 to March 2003.

Pursuant to the letter agreement, Mr. Zawoysky will receive a base salary of $250,000 per year. On the effective date, Mr. Zawoysky was granted 7,500 shares of performance accelerated restricted stock and 25,000 stock-settled stock appreciation rights under the Company’s 2007 Stock Incentive Plan.

If A.C. Moore terminates his employment without cause, Mr. Zawoysky is entitled to receive base salary and insurance benefits through the sixth-month anniversary of the termination date. In the event Mr. Zawoysky remains unemployed after six months from his termination date, he will receive an additional month of severance and insurance benefits for each month he remains unemployed, up to a maximum of six additional months. Mr. Zawoysky is required to actively seek employment after the termination date in order to receive the additional monthly severance.

The letter agreement provides for an automatic one-year term from the date of a change of control (as defined in the letter agreement), during which Mr. Zawoysky is guaranteed a base salary equal to 12 times his highest monthly base salary during the 12 months preceding the change of control, as well as an annual cash bonus at least equal to the amount received for the last full calendar year. If A.C. Moore terminates his employment other than for cause, death or disability or Mr. Zawoysky terminates for good reason, Mr. Zawoysky is entitled to receive a lump sum cash payment equal to the aggregate of base salary through the date of termination, pro rata bonus and twelve months of base salary. Mr. Zawoysky will also receive insurance benefits during this period. For termination due to death or disability, he or his estate will receive a cash lump sum payment equal to the aggregate of his base salary through the date of death or disability and his pro rata bonus. If A.C. Moore terminates for cause or Mr. Zawoysky terminates without good reason following a change of control, he is entitled to base salary through the date of termination. The amendment provides that Mr. Zawoysky’s options, stock appreciation rights and restricted stock vest immediately upon a change of control. If Mr. Zawoysky’s employment is terminated without cause following a change in control, he will have until the earlier of the original option or stock appreciation right term or 18 months after the termination date to exercise the options or stock appreciation rights.

Mr. Zawoysky’ letter agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation. The non-competition and non-solicitation prohibition is for 12 months following the termination of his employment.

Item 7.01	Regulation FD Disclosure.

On September 24, 2008, the Company issued the press release announcing Mr. Zawoysky’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated September 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.

Date: September 24, 2008	By:	/s/ Amy Rhoades

Name: Amy Rhoades
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 24, 2008.